UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Under Rule 14a-12

PANAVISION INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PANAVISION INC.
6219 De Soto Avenue
Woodland Hills, California 91367
Tel: 818-316-1000

April 27, 2005

To Our Stockholders:

We cordially invite you to attend the 2005 Annual Meeting of Stockholders of Panavision Inc. to be held at the offices of the Company, 6219 De Soto Avenue, Woodland Hills, California, on Tuesday, May 17, 2005, at 9:30 a.m. local time.

The business of the meeting will be to elect directors for 2005 and to conduct any additional business matters as may properly come before the Annual Meeting or at any adjournment or postponement thereof. Information on these matters can be found in the accompanying Proxy Statement.

While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy that will enable you to vote your shares on the matters to be considered at the Annual Meeting even if you are unable to attend. If you desire to vote in accordance with management's recommendations, you need only sign, date and return the proxy in the enclosed postage-paid envelope to record your vote. Otherwise, please mark the proxy to indicate your vote; date and sign the proxy; and return it in the enclosed postage-paid envelope. In either case, you should return the proxy as soon as conveniently possible.

Sincerely,
Robert L. Beitcher President and Chief Executive Officer

PANAVISION INC.
6219 De Soto Avenue
Woodland Hills, California 91367
Tel: 818-316-1000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
Panavision Inc.:

Notice is hereby given that the 2005 Annual Meeting of Stockholders of Panavision Inc., a Delaware corporation (the "Company"), will be held on the 17th day of May 2005 at 9:30 a.m., local time, at the offices of the Company, 6219 De Soto Avenue, Woodland Hills, California, for the following purposes:

1.	To elect the nominees for the Board of Directors of the Company to serve until the next Annual Meeting and until such directors' successors are duly elected and shall have qualified.

2.	To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

A Proxy Statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on March 22, 2005 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be located at the offices of the Company at 6219 De Soto Avenue, Woodland Hills, California 91367, for at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Annual Meeting. Since proxies may be revoked at any time, any stockholder attending the Annual Meeting may vote in person even if that stockholder has returned a proxy.

By Order of the Board of Directors

PANAVISION INC.

April 27, 2005

PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING
PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
THIS WILL ENSURE THAT YOUR SHARES ARE VOTED
IN ACCORDANCE WITH YOUR WISHES.

PANAVISION INC.

PROXY STATEMENT
Annual Meeting of Stockholders
To Be Held May 17, 2005

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of Panavision Inc., a Delaware corporation (the "Company"), of proxies to be voted at the 2005 Annual Meeting of Stockholders to be held on the 17th day of May 2005 at 9:30 a.m., local time, at the offices of the Company, 6219 De Soto Avenue, Woodland Hills, California, and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card are first being sent to stockholders on or about April 27, 2005.

At the Annual Meeting, the Company's stockholders will be asked: (1) to elect the following nominees for the Board of Directors of the Company until the Company's next Annual Meeting and until such directors' successors are duly elected and shall have qualified: Ronald O. Perelman, Robert L. Beitcher, Howard Gittis, Edward Grebow, Ed Gregory Hookstratten, James R. Maher, Martin D. Payson, John A. Scarcella, Robert S. Wiesenthal and Kenneth Ziffren and (2) to transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

The principal executive offices of the Company are located at 6219 De Soto Avenue, Woodland Hills, California 91367 and the telephone number is 818-316-1000.

Solicitation and Voting of Proxies; Revocation

All proxies duly executed and received by the Company, unless such proxies have been previously revoked, will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted FOR the election of the nominees for the Board of Directors of the Company identified in this Proxy Statement and to transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof. The Company has no knowledge of any other matters to be brought before the meeting. The submission of a signed proxy will not affect a stockholder's right to attend, or vote in person at, the Annual Meeting. Any stockholder may revoke his or her proxy at any time before it is voted by written notice to such effect received by the Company at 6219 De Soto Avenue, Woodland Hills, California 91367, Attention: Secretary, by delivery of a subsequently dated proxy or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

The accompanying form of proxy is being solicited on behalf of the Board of Directors. The solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers and regular employees of the Company without special compensation therefor. The Company will bear the costs incurred in connection with the solicitation of proxies and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners.

Record Date; Outstanding Shares; Voting at the Annual Meeting

Only holders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), at the close of business on March 22, 2005 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On that date, there were issued and outstanding 39,380,729 shares of Common Stock, each of which is entitled to one vote. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (i.e., shares held by a broker which are not voted because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion), if any, shall be counted for purposes of determining whether a quorum exists. The affirmative vote of a plurality of the votes cast is required to elect the nominees for the Board of Directors of the Company. With respect to the election of directors, abstentions and broker non-votes, if any, will have no effect on the outcome of the vote.

PX Holding Corporation ("PX Holding"), which owns 37,931,035 shares of Common Stock, representing approximately 96.3% of the outstanding Common Stock as of the Record Date, has informed the Company of its intention to vote its shares of Common Stock FOR the election to the Board of Directors of the nominees for director identified in this Proxy Statement. Accordingly, the affirmative vote of PX Holding is sufficient, without the concurring vote of any other stockholder of the Company, to constitute a quorum and elect the director nominees. PX Holding is wholly-owned by MacAndrews & Forbes Holdings Inc. (formerly known as Mafco Holdings Inc.) ("MacAndrews & Forbes"), the sole stockholder of which is Ronald O. Perelman, Chairman of the Board of Directors of the Company.

PROPOSAL 1 - ELECTION OF DIRECTORS

The individuals identified below as nominees will be elected at the Annual Meeting to serve until the next succeeding Annual Meeting of stockholders and until their successors are duly elected and shall have been qualified. All of the nominees listed herein are currently members of the Board of Directors. All proxies duly executed and received by the Company, unless such proxies have been previously revoked, will be voted in accordance with the instructions given therein by the person executing such proxy, or, in the absence of such instructions, will be voted FOR the election of the nominees listed herein. All nominees, if elected, are expected to serve until the next succeeding Annual Meeting. Directors of the Company will be elected by a plurality vote of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting. Under applicable Delaware law, in tabulating the vote, abstentions and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

The Board of Directors has been informed that the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the Board of Directors may, unless the Board by resolution provides for a lesser number of directors, designate substitute nominees, in which event the individuals named in the proxies will vote for the election of such other person or persons. The Board of Directors has no reason to believe that any such nominees will be unable or unwilling to serve.

The Board of Directors recommends that stockholders vote FOR the election of each of the nominees listed herein for director.

Nominees for Election as Directors

The name, age (as of March 22, 2005), period of service as a director of the Company, principal occupation and selected biographical information of each director nominee is set forth below.

Ronald O. Perelman (62) has been Co-Chairman of the Board of Directors of the Company since April 2003 and served as Chairman of the Board of Directors from 1998 to April 2003. Mr. Perelman has been Chairman of the Board of Directors and Chief Executive Officer of MacAndrews & Forbes, a diversified holding company, and various affiliates since 1980. From April 2003 to September 2003, Mr. Perelman served as Chief Executive Officer of the Company; Mr. Perelman also is Chairman of the Executive Committee of the Board of M & F Worldwide Corp. ("M & F Worldwide") and Chairman of the Board of Revlon Consumer Products Corporation ("Revlon Products") and Revlon, Inc. ("Revlon"). Mr. Perelman is a director (or member of the Board of Managers, as applicable) of the following companies which are required to file reports pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"): Allied Security Holdings LLC, M & F Worldwide, Revlon Products, Revlon, REV Holdings LLC and Scientific Games Corporation.

Robert L. Beitcher (50) has been a director and President and Chief Executive Officer of the Company since September 2003. From April to September 2003, Mr. Beitcher served as President and Chief Operating Officer of the Company. Mr. Beitcher was President–Technicolor Creative Services of Technicolor, Inc., a leading processor and distributor of motion picture film and related services, from 2000 until April 2003 and the President and Chief Executive Officer of Consolidated Film Industries, a leading film lab business, from 1997 until 2000. Prior to 1997, Mr. Beitcher was a consultant and independent producer for five years, a managing director at Jim Henson Productions for three years and held several positions at Lucasfilm Ltd. for four years.

Howard Gittis (71) has been Vice Chairman of the Board of Directors of the Company since April 2003 and Chairman of the Board, President and Chief Executive Officer of M & F Worldwide (an affiliate of the Company), a holding company whose subsidiaries' operations include the production of licorice products for sale to the tobacco and confectionery industries, since 2000. Mr. Gittis has been Vice Chairman and Chief Administrative Officer of MacAndrews & Forbes and various affiliates since 1985. Mr. Gittis also is a director of the following corporations which are required to file reports pursuant to the Exchange Act: Jones Apparel Group, Inc., Revlon and Scientific Games Corporation.

Edward Grebow (55) has been a director of the Company since 2000. Mr. Grebow has been President of Ullico, Inc., a provider of multi-line insurance financial services and administrative products, since May 2003. Mr. Grebow was President of Metropolitan Television Alliance, an association of television stations in New York and New Jersey from July 2002 until November 2003. Mr. Grebow was Deputy President of Sony Electronics Inc. from April 2000 until 2002 and was President of Sony's Broadcast and Professional Company from July 1999 until April 2000. Prior to joining Sony Electronics, Mr. Grebow was President and Chief Executive Officer of Chyron Corporation, a leading manufacturer of broadcast graphics, routing and automation systems. Prior to 1997, Mr. Grebow was President of TELE-TV Systems (a media joint venture of Bell Atlantic, Pacific Telesis Group and Nynex) for two years, an Executive Vice President of CBS Inc. (broadcasting) for seven years and held various management positions at Morgan Guaranty Trust Company and The Bowery Savings Bank for more than 15 years.

Ed Gregory Hookstratten (72) has been a director of the Company since 2003. Mr. Hookstratten has been engaged in private law practice, specializing in entertainment law, for more than the past six years.

James R. Maher (55) has been a director of the Company since 1998. Mr. Maher has been Chairman & CEO of BlackRock Kelso Capital since June 2004. Mr. Maher was a partner of Park Avenue Equity Management, which provides strategic advisory services to corporations and invests in middle-market companies in a wide range of industries, from 2001 until June 2004. Mr. Maher held executive positions with MacAndrews & Forbes and various affiliates from 1995 through 2000. He was Chairman of the Board of Laboratory Corporation of America Holdings ("Lab Corp"), a clinical laboratory company, from 1995 to 1996 and was President and Chief Executive Officer of National Health Laboratories Holdings Inc., a clinical laboratory company and a predecessor to Lab Corp, from 1992 to 1995. Mr. Maher was Vice Chairman of The First Boston Corporation, an investment bank, from 1990 to 1992 and a Managing Director of First Boston Corporation from 1982 to 1990.

Martin D. Payson (69) has been a director of the Company since 1996. Mr. Payson has been an independent consultant since 1992. He was Vice Chairman and a director of Time Warner Inc., an entertainment company, from 1990 through 1992. Prior to 1990, Mr. Payson was a member of the Office of the President and General Counsel of Warner Communications Inc. Mr. Payson also is a director of the following corporations which file reports pursuant to the Exchange Act: Delta Financial Corp. and Information Holdings, Inc.

John A. Scarcella (56) has been a director of the Company since February 2004. Mr. Scarcella is the designee of Sony Electronics Inc. pursuant to the Stockholders Agreement dated as of July 26, 2000 by and among the Company, Sony Electronics Inc. and PX Holding. Mr. Scarcella has been the President of Sony Electronic Inc.'s Broadcast and Business Solutions Company since March 2004. Since joining Sony in 1985, Mr. Scarcella has held several other positions including President of Sony's Business Solutions Division, Senior Vice President of Sony's Consumer Sales Company, Eastern Zone, Senior Vice President of the Broadcast and Professional Company's Display Systems and New Business Division, Vice President of National Account Organization and President of Sony Cinema Products Corporation. His earlier responsibilities at Sony also included being Vice President of Corporate and Government Sales Channel, Vice President of Display Marketing Division and Vice President of Corporate Strategic Planning.

Robert S. Wiesenthal (38) has been a director of the Company since 2002. Mr. Wiesenthal has been Executive Vice President and Chief Financial Officer of Sony Corporation of America since 2002 and Executive Vice President and Chief Strategy Officer of Sony Broadband Entertainment since 2000. Prior to joining Sony, Mr. Wiesenthal was Managing Director of Credit Suisse First Boston from 1999 to 2000, a member of its Media Group from 1993 to 1999 and a member of its Mergers and Acquisition group from 1988 to 1993. Mr. Wiesenthal was appointed to the Board of Directors of Entercom Communications Corp. on April 1, 2004.

Kenneth Ziffren (64) has been Co-Chairman of the Board of Directors since April 2003 and a director of the Company since 1998. Mr. Ziffren has been a partner in the law firm of Ziffren, Brittenham, Branca, Fischer, Gilbert-Lurie, Stiffelman & Cook LLP ("ZBBFG-LS&C") since 1979. Mr. Ziffren also is a director of City National Corp., which files reports pursuant to the Exchange Act.

Board of Directors and its Corporate Governance

The Board of Directors has a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee.

The Nominating and Corporate Governance Committee consists of Messrs. Perelman (Chairman), Beitcher, Gittis and Ziffren, each of whom would not be "independent" within the meaning of the listing standards of the New York Stock Exchange (the "NYSE"). The Nominating and Corporate Governance Committee considers candidates for the Board of Directors and the Board's committees and reviews aspects of the Company's governance structure. The Nominating and Corporate Governance Committee will consider candidates for any vacancy on the Board of Directors that stockholders may suggest. To have a candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing to the Nominating and Corporate Governance Committee in care of the Secretary, Panavision Inc., 6219 De Soto Avenue, Woodland Hills, California 91367. The Nominating and Corporate Governance Committee has adopted a policy concerning minimum criteria for evaluating candidates. The policy requires that the Committee consider available information concerning candidates' character and integrity, maturity of judgment, skills and experience in relation to enhancing the ability of the Board of Directors to oversee the affairs and business of the Company, and demonstrated ability to cooperatively enhance the decision-making ability of the Board of Directors as a whole. The Committee's evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. The Nominating and Corporate Governance Committee identifies potential nominees from various sources such as officers, directors and stockholders and may, but did not in 2004, retain the services of third-party consultants to assist it in identifying and evaluating nominees. A copy of the charter of the Nominating and Corporate Governance Committee adopted by the Board of Directors is available in the Investor Relations section of the Company's website at www.panavision.com. It is anticipated that the existing members of the Nominating and Corporate Governance Committee will continue service in 2005.

The Audit Committee consists of Messrs. Payson (Chairman), Hookstratten and Maher, each of whom would be "independent" within the meaning of the NYSE listing standards applicable to audit committee members. The Audit Committee engages the Company's independent auditors, approves the plan, scope and results of the audit, reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls, reviews changes in accounting policy and approves the nature, scope and amount of non-audit services which may be performed by the Company's independent auditors. The Board of Directors has determined that Mr. Payson is an "audit committee financial expert" within the meaning of the rules of the Securities and Exchange Commission ("SEC"). A copy of the charter of the Audit Committee adopted by the Board of Directors was filed as Appendix 1 to the Proxy Statement for the Company's 2004 Annual Meeting and is also available in the Investor Relations section of the Company's website at www.panavision.com. It is anticipated that the existing members of the Audit Committee will continue service in 2005.

The Compensation Committee consists of Messrs. Gittis (Chairman), Hookstratten and Payson, a majority of whom would be "independent" within the meaning of the NYSE listing standards. The Compensation Committee makes recommendations to the Board of Directors regarding compensation, benefits and incentive arrangements for officers and other key managerial employees of the Company. The Compensation Committee considers and grants awards of options to purchase shares of Common Stock pursuant to the Company's stock option plans as from time to time in effect, approves participation in the Executive Incentive Compensation Plan and approves Equity Participation Payments (as defined below) from time to time. A copy of the charter of the Compensation Committee adopted by the Board of Directors is available in the Investor Relations section of the

Company's website at www.panavision.com. It is anticipated that the existing members of the Compensation Committee will continue service in 2005.

During 2004, the Board of Directors held nine meetings, the Audit Committee held six meetings, the Compensation Committee held two meetings and the Nominating and Corporate Governance Committee did not hold any meetings. Except for Mr. Scarcella, each director attended more than 75% of the total number of meetings of the Board and any committee on which such director served that were held during 2004. The Company invites the Board of Directors to attend its annual stockholder meeting, but does not require that directors do so. Four directors attended last year's annual stockholder meeting.

The Board of Directors has adopted a set of Corporate Governance Guidelines, a copy of which is available in the Investor Relations section of the Company's website at www.panavision.com. The Corporate Governance Guidelines provide, among other things, that the Board of Directors may meet in "executive session," that is, without any member of management (whether or not a director) present, and that those members of the Board of Directors present at any such meeting shall select the director who shall preside over that meeting.

Anyone wishing to communicate with any director for any purpose, including any issue concerning management, may do so by sending the communication to the Board, any individual director or a Committee of the Board, as applicable, in care of the Secretary, Panavision Inc., 6219 De Soto Avenue, Woodland Hills, California 91367, who is responsible to ensure that all such communications are promptly provided to such the appropriate director or directors.

Copies of the Company's annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, reports under Section 16 of the Exchange Act and any amendments to these documents, as well as current versions of the following documents, are available without charge, on the Investor Relations section of the Company's website at www.panavision.com, or in print upon request to the Secretary, Panavision Inc., 6219 De Soto Avenue, Woodland Hills, California 91367:

•	The Company's Corporate Governance Guidelines;

•	The Company's Code of Business Conduct, which includes its Code of Ethics for Senior Financial Officers;

•	The charters for all standing committees of the Company's Board of Directors, namely its Audit, Compensation and Nominating and Corporate Governance Committees; and

•	The Nominating and Corporate Governance Committee's criteria for the nomination of candidates to the Board of Directors.

Compensation of Directors

Directors who are not currently receiving compensation as officers or employees of the Company or any of its affiliates are paid an annual $35,000 retainer fee, payable in quarterly installments, plus reasonable out-of-pocket expenses and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof they attend.

Effective April 1, 2003, in recognition of the increased responsibilities of the Audit Committee, members of the Audit Committee are paid an annual Audit Committee retainer fee of $10,000 per annum, in addition to any annual Board retainers, and a per meeting fee of $1,500 for each Audit Committee meeting they attend.

On April 10, 2003, the Company entered into a loan out service agreement with ZBBFG-LS&C which provides that ZBBFG-LS&C will provide the services of Mr. Ziffren to the Company as Co-Chairman of the Board of Directors for a stated term commencing March 26, 2003 and ending March 25, 2006. Mr. Ziffren is currently a partner with ZBBFG-LS&C. The agreement provides for a base payment of $250,000 per year for such services. The agreement also provides for an annual incentive payment in an amount not less than 100% of the base payment if the Company achieves its financial targets for such year, pro-rated for any partial year of service. In addition to the annual incentive compensation described above, ZBBFG-LS&C will receive a cash payment (an "Equity Participation Payment") within fifteen (15) days following issuance of audited financial statements of the Company for the fiscal year in which occurred the last day of the term pursuant to the loan out service agreement (such fiscal year, the "Ziffren Final Fiscal Year"). The Equity Participation Payment shall be in an amount equal to one percent (1.0%) of (i) EBITDA (as defined in the agreement) for the Ziffren Final Fiscal Year multiplied by 8.0, (ii) less the sum of (A) $600 million and (B) any contributions to the capital of the Company since September 30, 2002 and (iii) (A) less, if an increase or (B) plus, if a decrease, the change in debt (reduced by any unrestricted cash) of the Company and its consolidated subsidiaries outstanding between September 30, 2002 and the last day of the Ziffren Final Fiscal Year. Mr. Ziffren does not receive the annual retainer fee paid to members of the Board of Directors or any fees associated with attendance at meetings of the Board of Directors.

Executive Officers

The following sets forth, as of the date hereof (except with respect to Mr. Golden, whose employment with the Company ended effective January 14, 2005), the executive officers of the Company.

Name	Position
Robert L. Beitcher	President and Chief Executive Officer
Eric W. Golden	Executive Vice President and General Counsel
Bobby G. Jenkins	Executive Vice President and Chief Financial Officer

The age (as of March 22, 2005), positions held with the Company and selected biographical information for each of the executive officers listed above is set forth below. For biographical information concerning Robert L. Beitcher, see "Nominees for Election as Directors."

Eric W. Golden (36) was the Executive Vice President and General Counsel of the Company from September 2002 until his employment with the Company ended effective January 14, 2005. Mr. Golden was Senior Vice President and General Counsel of the Washington Redskins from May of 2002 to August of 2002. Mr. Golden was Vice President and Special Counsel to the Chairman of MacAndrews & Forbes and various affiliates from 2000 to May of 2002 and was corporate counsel of MacAndrews & Forbes from 1998 to 2000.

Bobby G. Jenkins (43) has been Executive Vice President and Chief Financial Officer of the Company since October 2002. Mr. Jenkins was Executive Vice President and Chief Financial Officer of Sunbeam Corporation from 1998 to 2002. On February 6, 2001, Sunbeam Corporation filed for protection under Chapter 11 of the United States Bankruptcy Code. Prior to joining Sunbeam, Mr. Jenkins was Vice President and Chief Financial Officer of the Outdoor Recreation division of The Coleman Company from 1997 to 1998, Executive Vice President and Chief Financial Officer of Marvel Entertainment Group, Inc. from 1993 to 1997, Assistant Vice President of Finance at Turner Broadcasting System, Inc. from 1992 to 1993, and held various roles at PriceWaterhouseCoopers from 1985 through 1992, last serving as senior audit manager.

Code of Ethics

The Company has adopted a Code of Business Conduct, which includes a Code of Ethics for the Company's principal executive and senior financial officers. The current version of the Code of Business Conduct is available in the Investor Relations section of the Company's website at www.panavision.com, or without charge upon request to the Secretary, Panavision Inc., 6219 De Soto Avenue, Woodland Hills, California 91367. If the Company changes the Code of Ethics in any material respect or waives any provision of the Code of Ethics for any of its principal executive or senior financial officers, the Company expects to provide the public with notice of any such change or waiver by publishing an appropriate description of such event on its website, www.panavision.com, or by other appropriate means as required or permitted under applicable rules of the SEC. The Company does not currently expect to make any such waivers.

Executive Compensation

The compensation paid by the Company for services during each of the three years ended December 31, 2002, 2003 and 2004 to its Chief Executive Officer and each of the Company's other executive officers (during 2004, the Company did not have any "executive officers" other than Messrs. Beitcher, Golden and Jenkins) was as follows:

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Number of Securities Underlying Options/SARs (#)	All Other Compensation ($)(c)
Robert L. Beitcher President and Chief Executive Officer (d)	2004 2003 2002	900,000 637,455 —	0 421,500 —	— — —	59,580 30,526 —

Eric W. Golden Executive Vice President and General Counsel (e)	2004 2003 2002	308,707 275,000 81,731	0 83,350 25,000	— — —	49,244 12,750 11,281

Bobby G. Jenkins Executive Vice President and Chief Financial Officer (f)	2004 2003 2002	489,250 475,000 73,077	10,000 49,000 —	— — —	73,054 7,364 688

(a)	Includes salary earned during year indicated.

(b)	Includes bonus earned during the applicable year.

(c)	The amounts reported consist of matching 401(k) contributions, life insurance premiums, and premiums and reimbursements under the Company's health insurance program.

(d)	Mr. Beitcher became President and Chief Operating Officer of the Company on April 7, 2003. Accordingly, no prior period compensation is reported for him. Mr. Beitcher became Chief Executive Officer of the Company on September 9, 2003.

(e)	Mr. Golden's employment with the Company commenced on September 1, 2002. Mr. Golden's employment with the Company ended effective January 14, 2005.

(f)	Mr. Jenkins' employment with the Company commenced on November 4, 2002.

Stock Option Transactions in 2004

There were no stock options granted in 2004 to executive officers named in the Summary Compensation Table.

Aggregated Option/SAR Exercises in 2004 and Year End 2004 Option/SAR Values

None of the executive officers named in the Summary Compensation Table hold any stock options or SARs and none were granted in 2004.

Equity Compensation at Year End 2004

The following table shows, at December 31, 2004, the number of shares of Common Stock to be issued upon exercise of outstanding stock options, warrants and rights; the weighted average exercise price; and the number of shares of Common Stock remaining available for future issuance under the Company's stock option plans.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	614,000	$10.00	886,000
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	614,000	$10.00	886,000

REPORT OF AUDIT COMMITTEE

During fiscal year 2004, the Audit Committee was comprised of three of the Company's directors -- Martin D. Payson (Chairman), E. Gregory Hookstratten and James R. Maher -- who were "independent" as such term is defined in the relevant portion of the listing standards of the NYSE. Pursuant to a written charter for the Audit Committee adopted by the Board of Directors, the overall responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of its activities to the Board. The Committee has the responsibility to evaluate the independent auditors, engage them and, if appropriate, engage their replacement. The Audit Committee must discuss with the auditors the scope and plan for the audit; when appropriate, approve the plan for the audit; and discuss with both the auditors and management the adequacy and effectiveness of the Company's financial and accounting controls. The Audit Committee also reviews with both management and the auditors the Company's quarterly and annual financial statements; it passes upon the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also approves the nature, scope and amount of audit-related and non-audit services that may be performed by the Company's independent auditors.

The Audit Committee reviewed and discussed the audited financial statements with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles in the United States ("US GAAP"), including the matters required to be discussed by Statement of Accounting Standards 61 (Codification of Statements on Auditing Standards), and their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under US GAAP. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board (the "ISB"), Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with independent auditors the auditors' independence from management and the Company.

The ISB was created jointly by the SEC and the American Institute of Certified Public Accountants as the standards-setting body to provide leadership in improving independence requirements for auditors from their audit clients.

The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit of the Company's financial statements, and it approved the audit plan. It met with the independent auditors to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee considered whether any non-audit services provided to the Company by the independent auditors were compatible with maintaining the auditors' independence from management and the Company. The Audit Committee approved the Company's request that the independent auditors be permitted to perform certain non-audit services that the Company expects to require in 2005.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company include the audited financial statements in its Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

The Audit Committee

Martin D. Payson, Chairman E. Gregory Hookstratten James R. Maher

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

During fiscal year 2004, the Compensation Committee was comprised of Howard Gittis (Chairman), E. Gregory Hookstratten and Martin D. Payson. The Compensation Committee's duties include determination of the Company's compensation and benefit policies and practices for executive officers and key managerial employees. In accordance with rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation provided to the Company's Chief Executive Officer and the other most highly compensated executive officers.

Compensation Philosophy. The Company's compensation program is designed to attract, reward and retain highly qualified executives and to encourage the achievement of business objectives and superior corporate performance. The program seeks to assure the Board of Directors and stockholders that (1) the achievement of the overall goals and objectives of the Company can be supported by adopting an appropriate executive compensation policy and implementing it through an effective total compensation program and (2) the total compensation program and practices of the Company are designed with full consideration of all accounting, tax, securities law and other regulatory requirements.

The Company's executive compensation program consists of two key elements: (1) an annual compensation component composed of base salary and bonus and (2) a long-term compensation component composed of Equity Participation Payments with respect to Messrs. Beitcher and Jenkins.

Annual Compensation. Base salaries are determined by considering the responsibilities associated with the position being evaluated and the individual's overall level of experience. Annual salary adjustments will be determined by giving consideration to the Company's performance and the individual's contribution to that performance.

Bonuses are paid pursuant to the Executive Incentive Compensation Plan, in which the Chief Executive Officer and other employees selected by the Compensation Committee are eligible to participate. The plan allows participants to earn bonuses up to a stated percentage of their base salary. The bonuses are paid based on the Company's achievement of operating results, and may also be based, in part, on achievement of personal performance objectives established for the participant. In 2004, a total of $545,600 was paid in bonuses pursuant to the Executive Incentive Compensation Plan, in respect of results for fiscal year 2003. In addition, a total of $391,500 was paid pursuant to the bonus provisions of employment contracts of certain employees.

Long-term Compensation. In order to align stockholder and executive officer interests, the long-term component of the Company's executive compensation program utilizes, for Messrs. Beitcher and Jenkins, Equity Participation Payments, the value of which is related to the growth in the Company's equity. Equity Participation Payments are approved by the Compensation Committee as part of the employment agreements of certain executives. Individuals to whom Equity Participation Payments are granted and the formulas used to determine the Equity Participation Payments are approved by the Compensation Committee.

Chief Executive Officer Compensation. Mr. Beitcher began service as Chief Executive Officer on September 9, 2003 and continues to serve in that role. The compensation of Mr. Beitcher continues to be governed by the terms of his Employment Agreement dated as of April 7, 2003, which is described below under the heading "Executive Employment Arrangements."

Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the tax deductibility of compensation in excess of $1 million paid to certain members of senior management, unless the payments are made under a performance-based plan as defined in Section 162(m). The Company's general policy is to structure its compensation programs to preserve the tax deductibility of compensation paid to its executive officers and other members of management. While the Company currently intends to pursue a strategy of maximizing deductibility of senior management compensation, it also believes it is important to maintain the flexibility to take actions it considers to be in the best interests of the Company and its stockholders, which may be based on considerations in addition to Section 162(m).

The Compensation Committee

Howard Gittis, Chairman E. Gregory Hookstratten Martin D. Payson

Compensation Committee Interlocks and Insider Participation

None.

Executive Employment Arrangements

Mr. Beitcher has an employment agreement, dated as of April 1, 2003, with the Company that provided for his employment as President and Chief Operating Officer. Effective September 9, 2003, Mr. Beitcher was appointed the position of Chief Executive Officer of the Company; however, his compensation continued to be governed by the provisions of his April 7, 2003 employment agreement. The term of the agreement commenced April 7, 2003 and ends on December 31, 2005, provided that the Company may give notice of non-renewal at any time on or after December 31, 2004 and the term of employment will end 24 months after the last day of the month in which such notice is given. Unless and until such notice is given, the term of employment will automatically be extended day-by-day. The agreement provides for a base salary of $850,000 in 2003, $900,000 in 2004 and $950,000 in 2005 and thereafter, subject to increase at the Company's discretion. The agreement also provides for participation by Mr. Beitcher in the Executive Incentive Compensation Plan and further provides that, for years commencing with 2003, if the Company achieves its EBITDA (as defined in Mr. Beitcher's employment agreement) budget for such year, Mr. Beitcher will receive a target bonus of 75% of base salary, pro-rated for any partial year of service. In addition to the annual incentive compensation described above, Mr. Beitcher is entitled to receive a cash Equity Participation Payment within fifteen (15) days following issuance of audited financial statements of the Company for fiscal year 2005, or sooner in the event of death, disability, Company breach or Change of Control, as defined in the agreement (such fiscal year, the "Beitcher Final Fiscal Year"). The Equity Participation Payment shall be in an amount equal to two and one half percent (2.5%) of (i) EBITDA for the Beitcher Final Fiscal Year multiplied by 8.0, (ii) less the sum of (A) $600 million and (B) any contributions to the capital of the Company since September 30, 2002 and (iii)(A) less, if an increase or (B) plus, if a decrease, the change in debt (reduced by any unrestricted cash) of the Company and its consolidated subsidiaries outstanding between September 30, 2002 and the last day of the Beitcher Final Fiscal Year, provided that in no event shall the Equity Participation payment be less than $1,000,000. In the event that Mr. Beitcher's employment agreement is terminated by the Company as a consequence of Mr. Beitcher's being disabled and unable to perform his duties for more than six months, the agreement terminates, except that Mr. Beitcher will continue to receive 60% of base salary for the balance of the term or 24 months, whichever is longer, and an Equity Participation Payment based upon growth in the Company's equity through the end of the fiscal year in which disability occurred. In the event of Mr. Beitcher's death, the agreement terminates, except that Mr. Beitcher's estate will continue to receive 60% of base salary for the balance of the term or 12 months, whichever is longer, and an Equity Participation Payment based upon growth in the Company's equity through the end of the fiscal year in which death occurred. If the Company terminates Mr. Beitcher's employment other than for disability or cause (as defined in the agreement) or if Mr. Beitcher terminates as a consequence of a material breach of the agreement by the Company, for the balance of the term or 24 months, whichever is longer, Mr. Beitcher will continue to receive base salary, certain incentive compensation and fringe benefits, and will receive an Equity Participation Payment based upon growth in the Company's equity through the end of the fiscal year in which the agreement is terminated. If the Company terminates Mr. Beitcher's employment for cause, or as a result of his materially breaching the agreement, the agreement provides that Mr. Beitcher is to be paid through the date of termination only. For a period of six months following a Change of Control, Mr. Beitcher may terminate the agreement for any reason or no reason and Mr. Beitcher will continue to receive base salary and certain incentive compensation and fringe benefits for the balance of the term or 24 months, whichever is longer, and an Equity Participation Payment based upon growth in the Company's equity through the end of the fiscal year in which the Change of Control occurred.

Mr. Jenkins has an amended and restated employment agreement, dated as of October 15, 2002 (as amended and restated May 9, 2003) with the Company that provides for his employment as Executive Vice President and Chief Financial Officer. The term of the agreement commenced October 15, 2002 and ends December 31, 2005, provided that the Company may give notice of non-renewal at any time and the term of employment will end 24 months after the last day of the month in which such notice is given. Unless and until such notice is given, the term of employment will automatically be extended day-by-day. The agreement provides for a base salary of not less than $475,000 per year. The agreement also provides for participation by Mr. Jenkins in the Executive Incentive Compensation Plan. In addition, Mr. Jenkins will receive a cash Equity Participation Payment within fifteen (15) days following issuance of audited financial statements of the Company for the fiscal year in which occurred the last day of the term pursuant to his employment agreement (such fiscal year, the "Jenkins Final Fiscal Year"). The Equity Participation Payment shall be in an amount equal to one percent (1%) of (i) EBITDA (as defined in Mr. Jenkins' employment agreement) for the Jenkins Final Fiscal Year multiplied by 8.0, (ii) less the sum of (A) $600 million and (B) any contributions to the capital of the Company since September 30, 2002 and (iii)(A) less, if an increase or (B) plus, if a decrease, the change in debt (reduced by any unrestricted cash) of the Company and its consolidated subsidiaries outstanding between September 30, 2002 and the last day of the Jenkins Final Fiscal Year. The agreement also provides for reimbursement to Mr. Jenkins of the costs of relocating to the Woodland Hills vicinity and, upon termination of the agreement other than for cause or voluntary termination by Mr. Jenkins, reimbursement to Mr. Jenkins of the costs of relocating to another locale in the continental United States, including the loss, if any, on the disposition of his Woodland Hills residence. In the event of a termination as a result of Mr. Jenkins' death, or termination of his employment agreement by the Company as a consequence of his being disabled and unable to perform his duties for more than six months, Mr. Jenkins' estate in the case of death or Mr. Jenkins in the case of disability will continue to receive 60% of base salary for the balance of the term or 24 months, whichever is longer. If the Company terminates Mr. Jenkins' employment other than for disability or cause (as defined in the agreement) or if Mr. Jenkins terminates as a consequence of a material breach of the agreement by the Company, for the balance of the term or 24 months, whichever is longer, Mr. Jenkins will continue to receive base salary, incentive compensation prorated to the date of termination and fringe benefits, subject, however, to a duty on his part to mitigate damages by seeking other employment, and Mr. Jenkins will receive the Equity Participation Payment for the fiscal year in which the agreement is terminated. If the Company terminates Mr. Jenkins' employment for cause, or as a result of his materially breaching the agreement, the agreement provides that Mr. Jenkins is to be paid through the date of termination only.

Mr. Golden, formerly the Company's Executive Vice President, General Counsel and Secretary, entered into a Separation Agreement (the "Separation Agreement") with the Company on January 10, 2005. Pursuant to the Separation Agreement, Mr. Golden's employment was ended effective as of January 14, 2005 (the "Separation Date"). The Separation Agreement provides for, among other things, Mr. Golden to receive an aggregate of $500,000 in payments from the Company during the 18-month period following the Separation Date. The Separation Agreement terminated the Amended and Restated Employment Agreement, dated May 9, 2003 (the "Employment Agreement"), between the Company and Mr. Golden, which provided for his employment as Executive Vice President and General Counsel for a stated term commencing September 1, 2002 and ending December 31, 2005. The Company may have given notice of non-renewal at any time on or after August 31, 2003 and the term of employment would have ended 12 months after the last day of the month in which such notice was given. Unless and until such notice was given, the term of employment would have automatically been extended day-by-day. The agreement provided for a base salary of not less than $250,000 per year and aggregate bonuses for 2003 of $33,350. The agreement also provided for participation by Mr. Golden in the Executive Incentive Compensation Plan. In addition, Mr. Golden was to receive a cash Equity Participation Payment within fifteen (15) days following issuance of audited financial statements of the Company for the fiscal year in which occurred the last day of the term pursuant to his employment agreement (such fiscal year, the "Golden Final Fiscal Year"). The Equity Participation Payment was to be in an amount equal to one half percent (0.5%) of (i) EBITDA for the Final Fiscal Year multiplied by 8.0, (ii) less the sum of (A) $600 million and (B) any contributions to the capital of the Company since September 30, 2002 and (iii)(A) less, if an increase, or (B) plus, if a decrease, the change in debt (reduced by any unrestricted cash) of the Company and its consolidated subsidiaries outstanding between September 30, 2002 and the last day of the Final Fiscal Year. The agreement also provided for reimbursement to Mr. Golden of the costs of relocating to the Woodland Hills vicinity, including the loss, if any, on the disposition of his prior residence. In the event of termination as a result of Mr. Golden's death, or termination of his employment agreement by the Company as a consequence of his being disabled and unable to perform his duties for more than six months, Mr. Golden's estate in the case of death or Mr. Golden in the case of disability was to continue to receive 60% of base salary for the balance of the term or 12 months, whichever was longer. If the Company had terminated Mr. Golden's employment other than for disability or cause (as defined in the agreement) or if Mr. Golden had terminated as a consequence of a material breach of the agreement by the Company, for the balance of the term or 12 months, whichever is longer, Mr. Golden was to continue to receive base salary, bonus and fringe benefits, subject, however, to a duty on his part to mitigate damages by seeking other employment. If the Company had terminated Mr. Golden's employment for cause, or as a result of his materially breaching the agreement, the agreement provided that Mr. Golden was to be paid through the date of termination only.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Such filings are available in the Investor Relations section of the Company's website at www.panavision.com. Officers, directors and greater than ten percent stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 that they file.

Based solely on the Company's review of the copies of such forms it has received through the date hereof and representations that no other reports were required, the Company believes that all its executive officers, directors and greater than ten percent stockholders complied with all filing requirements applicable to them during 2004.

Common Stock Performance

The graph and table set forth below present a comparison of cumulative stockholder return from December 31, 1999 through December 31, 2004, assuming reinvestment of dividends by an investor who invested $100 on December 31, 1999 in each of (i) the Common Stock, (ii) the S&P 500 Composite Index (the "S&P 500 Index") and (iii) the Russell 2000 Index.

Comparison of Cumulative Total Return Among
Company Common Stock, the S&P 500 Index
and the Russell 2000 Index

Total Return To Stockholders
(Includes reinvestment of dividends)

		INDEXED RETURNS
	Base	Years Ending
	Period
Company / Index	Dec 1999	Dec 2000	Dec 2001	Dec 2002	Dec 2003	Dec 2004
Panavision Inc.	$100.00	58.67	98.13	85.33	117.33	133.33
S&P 500 Index	$100.00	90.90	80.09	62.39	80.29	89.03
Russell 2000	$100.00	96.98	99.39	79.03	116.38	137.71

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2005.

Ernst & Young LLP representatives will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees. The aggregate fees and expenses billed to the Company by Ernst & Young LLP for professional services totaled approximately $1,005,000 and $1,220,000 in 2004 and 2003 respectively, which includes fees associated with the annual audit, the reviews of the Company's quarterly reports on Form 10-Q, and statutory audits required domestically and internationally.

Audit Related Fees. The aggregate fees and expenses billed to the Company by Ernst & Young LLP for audit-related services rendered in 2004 and 2003 to the Company were $23,000 and $17,000, respectively. Audit related services include the audit of the Company's employee benefit plan.

Tax Fees. The aggregate fees and expenses billed to the Company by Ernst & Young LLP for tax services rendered in 2004 and 2003 to the Company were $121,000 and $56,000, respectively. Tax services include tax compliance, tax planning and tax advice.

Other Fees. There were no other fees or expenses for services in 2004 or 2003.

Auditor Independence and Pre-Approval. The Audit Committee considered whether any audit-related and non-audit services provided to the Company by Ernst & Young LLP were compatible with maintaining the auditors' independence from management and the Company. It has been the policy of the Audit Committee to approve in advance the plan of audit services to be provided and an estimate of the cost for such audit services. The Audit Committee has also adopted a policy of approving in advance for each calendar year a plan of the expected services and a related budget, submitted by management, for audit-related services, tax services and other services that the Company expected the auditors to render during the year. Throughout the year, the Audit Committee is provided with updates on the services provided and the expected fees associated with each service. Any expenditure in excess of the approval limits for approved services, and any engagement of the auditors to render services in addition to those previously approved, requires pre-approval by the Audit Committee. The Audit Committee approved the audit plan and fees for the Company's 2004 financial statements and the non-audit services that the Company expects Ernst & Young LLP to provide in 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

The following table sets forth, as of March 22, 2005, the total number of shares of Common Stock beneficially owned, and the percent so owned, by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock and certain other stockholders, (ii) each director of the Company, (iii) each of the executive officers named in the summary compensation table and (iv) all directors and executive officers as a group. The number of shares shown are those "beneficially owned," as determined under the rules of the SEC for the purposes of this Proxy Statement, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.

	Amount and Nature of Beneficial Ownership		Percent of Common Stock
PX Holding Corp. 35 East 62nd Street New York, NY 10021	37,931,035	(a)	96.32%
Sony Corporation Sony Electronics Inc. 1 Sony Drive Park Ridge, NJ 07656	1,428,600	(b)	3.56%
Robert L. Beitcher	—		—
Howard Gittis	130,215			*
Eric W. Golden (c)	—		—
Edward Grebow	12,500			*
E. Gregory Hookstratten	—		—
Bobby G. Jenkins	—		—
James R. Maher	200,000	(d)		*
Martin D. Payson	5,000			*
Ronald O. Perelman	200,000	(e)		*
John A. Scarcella	—		—
Robert S. Wiesenthal	—		—
Kenneth Ziffren	—		—
All directors and executive officers as a group (12 persons)	38,478,750	(f)	96.73%

*	Less than 1%.

(a)	PX Holding is a wholly-owned subsidiary of MacAndrews & Forbes, 100% of the voting stock of which is owned by Mr. Perelman. As noted below, Mr. Perelman also holds an option to acquire 200,000 shares of Common Stock, which option is exercisable within 60 days. Together with the shares of Common Stock beneficially owned by Mr. Perelman through PX Holding, Mr. Perelman beneficially owns 38,131,035 shares of Common Stock, representing 96.83% of the Common Stock outstanding or deemed outstanding under the rules of the SEC.

(b)	Information based solely on a Schedule 13D filed with the SEC, dated August 4, 2000 and reporting the beneficial ownership of Sony Corporation and its indirect wholly owned subsidiary, Sony Electronics Inc. Includes 714,300 shares of Common Stock which are subject to issuance under a presently exercisable warrant.

(c)	Mr. Golden's employment with the Company ended effective as of January 14, 2005.

(d)	Comprises 200,000 shares which Mr. Maher may acquire under a presently exercisable warrant.

(e)	Comprises 200,000 shares of Common Stock which Mr. Perelman may acquire under an option exercisable within 60 days. Does not include shares of Common Stock beneficially owned by Mr. Perelman through PX Holding, as described above.

(f)	Includes shares of Common Stock beneficially owned by Mr. Perelman through PX Holding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MacAndrews & Forbes Line of Credit. On February 3, 2003, MacAndrews & Forbes agreed to extend to the Company a revolving line of credit in the amount of $4.0 million, maturing March 28, 2003 (the "MacAndrews Line"), at the same rate as provided for in the revolving facility pursuant to the Company's Amended and Restated Credit Agreement. On March 27, 2003, MacAndrews & Forbes agreed to extend the MacAndrews Line until March 31, 2004. On August 13, 2003, MacAndrews & Forbes agreed to increase the amount available for borrowings under the MacAndrews Line from $4.0 million to $10.0 million and to extend further the maturity date to August 31, 2006. On November 12, 2003, MacAndrews & Forbes agreed to extend a second revolving line of credit in the amount of $10.0 million ("Second MacAndrews Line"). In connection with the January 2004 Preferred Stock Transactions described below, amounts outstanding under the MacAndrews Line, which was fully drawn, were retired in exchange for Series D Cumulative Pay-In-Kind Preferred Stock, par value $0.01 per share ("Series D Preferred Stock") of the Company, and the Second MacAndrews Line, of which $3.0 million was drawn, was increased to $20.0 million. On March 30, 2005, the Second MacAndrews Line was amended and restated to increase the amount to $32 million.

January 2004 Preferred Stock Transactions. On January 16, 2004, as part of the Company's refinancing, the Company issued to PX Holding 215,274 shares of new Series D Preferred Stock in exchange for (a) 159,644 shares of Series C Cumulative Pay-In-Kind Preferred Stock, par value $0.01 per share, of the Company, held by PX Holding (together with approximately $13.2 million of accrued and unpaid dividends thereon); (b) $23.0 million; (c) the retirement of all principal and interest (approximately $10.2 million) owed as of January 16, 2004 under the MacAndrews Line; (d) 33.3 shares of common stock of PANY Rental Inc. having a fair market value of $0.7 million (such that, as of January 16, 2004, the Company owned 100% of the outstanding shares of PANY Rental Inc.); (e) the retirement of all principal and interest (approximately $0.7 million) owed by PANY Rental Inc. to PX Holding; and (f) the retirement of all principal and interest (approximately $7.8 million) owed to MacAndrews & Forbes under a promissory note in the principal amount of $6.7 million, dated as of July 1, 2002, issued by the Company to M & F Worldwide and subsequently acquired by MacAndrews & Forbes (collectively, the "Series D Preferred Stock Transaction"). The Series D Preferred Stock was non-voting, had a liquidation preference of $1,000 per share plus accrued and unpaid dividends, and entitled the holder to cumulative dividends at a rate of 10% per annum regardless of whether declared or earned. Additionally, the Series D Preferred Stock was subject to redemption in certain circumstances upon a change of control. The Company also issued to PX Holding 1,381,690 shares of new Series E Non-Cumulative Perpetual Participating Preferred Stock, par value $0.01 per share ("Series E Preferred Stock") in exchange for 1,381,690 shares of Series A Non-Cumulative Perpetual Participating Preferred Stock, par value $0.01 per share, of the Company (together with the Series D Preferred Stock Transactions, the "January 2004 Preferred Stock Transactions"). The Series E Preferred Stock was entitled to one vote per share, voting together with the Common Stock as a single class, had a liquidation preference of $1.00 per share plus accrued and unpaid dividends, and provided for non-cumulative cash dividends at an annual rate of $0.05 per share if declared by the Company. Following the January 2004 Preferred Stock Transactions, the Company eliminated the Series A Preferred Stock and Series C Preferred Stock from the Company's capital structure and, following the November 2004 Exchange described below, the Company eliminated the Series D Preferred Stock and Series E Preferred Stock from the Company's capital structure.

November 2004 Preferred for Common Stock Exchange. On November 16, 2004, the Company issued 30,610,810 shares of Common Stock to PX Holding in exchange for all Series D Preferred Stock and Series E Preferred Stock held by PX Holding (the "November 2004 Exchange"). The November 2004 Exchange was completed pursuant to a letter agreement dated November 16, 2004, between the Company and PX Holding (the "November 2004 Exchange Letter Agreement").

In the transaction, the Company issued:

•	29,229,120 shares of Common Stock in exchange for all 215,274 shares of Series D Preferred Stock held by PX Holding at an exchange ratio of 125 shares of Common Stock for each $1,000 of outstanding liquidation preference or accrued and unpaid dividends, valuing the Common Stock at $8.00 per share; and

•	1,381,690 shares of Common Stock in exchange for all 1,381,690 shares of Series E Preferred Stock held by PX Holding.

The transaction was unanimously approved by an independent Special Committee of the Company's Board of Directors. In the November 2004 Exchange Letter Agreement, PX Holding agreed, among other things, to certain restrictions on its ability to acquire the Company's remaining Common Stock or to transfer the shares it holds. The transaction followed a May 13, 2004 offer by MacAndrews & Forbes initially valuing the Common Stock at $7.00 per share. The Special Committee was represented by independent counsel and retained Peter J. Solomon Company L.P. as its independent financial advisor. In connection with its recommendation that the Board of Directors approve the transaction, the Special Committee received an opinion from Peter J. Solomon Company L.P. that the consideration paid by PX Holding in the transaction was fair, from a financial point of view, to the Company.

Sale of Deluxe Note to PX Holding. On December 29, 2004, in connection with the Company's acquisition of the camera inventory of William F. White International Inc., LPPI, LLC ("LPPI"), a wholly-owned subsidiary of the Company, entered into a Sale and Purchase Agreement with PX Holding pursuant to which LPPI sold and PX Holding purchased a promissory note (the "Deluxe Note"), dated August 6, 2004, issued by Deluxe Laboratories, Inc. ("Deluxe") in favor of LPPI. The Deluxe Note was issued in connection with the sale of the Company's interest in EFILM, LLC to Deluxe on August 6, 2004. The Deluxe Note is in the principal amount of $5,000,000 and bears interest at a rate of 7% annum. As consideration for the Deluxe Note, PX Holding paid $5,000,000 to LPPI and agreed to pay to LPPI any accrued and unpaid interest on the Deluxe Note through and including December 29, 2004 upon receipt of such payment from Deluxe when the Deluxe Note matures on August 6, 2005.

Registration Rights Agreement. The Company and PX Holding are parties to a Registration Rights Agreement dated as of December 3, 2002 (the "Registration Rights Agreement") pursuant to which PX Holding and certain of its transferees (the "Holders") have the right to require the Company to register under the Securities Act of 1933 (a "Demand Registration") all or part of the Common Stock and certain other shares of capital stock (collectively, "Registrable Shares") owned by the Holders. The Company may postpone giving effect to a Demand Registration for up to a period of 30 days if the Company believes such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to the Company. In addition, the Holders will have the right to participate in registrations by the Company of its equity securities (an "Incidental Registration") subject, however, to certain rights in favor of the Company to reduce, or eliminate entirely, the number of Registrable Shares the Holders may have registered in an Incidental Registration. The Company will pay all out-of-pocket expenses incurred in connection with a Demand Registration or an Incidental Registration, except for underwriting discounts, commissions and related expenses attributable to the Registrable Shares sold by such Holders.

MacAndrews & Forbes Insurance Programs. In December 2002, the Company began participating in MacAndrews & Forbes' directors and officers insurance program, which covers the Company as well as MacAndrews & Forbes and its other affiliates. The limits of coverage are applicable to aggregate losses to any or all of the participating companies and their respective directors and officers. The Company reimburses MacAndrews & Forbes for its allocable portion of the premiums for such coverage, which the Company believes are at least as favorable as the premiums the Company could secure were it to obtain stand-alone coverage. The Company participates on a similar basis in other insurance programs with MacAndrews & Forbes and its affiliates, which management believes are at least as favorable as arms-length terms.

Panavision Imaging, LLC. In December 2003, Panavision Imaging, LLC, a subsidiary of PX Holding, purchased the assets of Silicon Video, Inc., a designer of CMOS imaging sensors located in Homer, New York, and formed Panavision SVI, LLC to act as marketing affiliate with respect to certain products designed by Panavision Imaging, LLC. The Company manages the operations of Panavision Imaging, LLC and Panavision SVI, LLC (together "Panavision SVI") in exchange for certain research and development services, management fees and most favored customer status with respect to certain products of Panavision SVI. In addition, the Company purchases certain sensors from Panavision SVI on a basis that is at least as favorable as could be obtained in an arms-length transaction. Panavision SVI utilizes the Panavision tradename pursuant to a license from the Company. The management and royalty fees payable to the Company by Panavision SVI for 2004 were $420,000.

Security Services. On July 1, 2003, Panavision International, L.P., the Company's principal operating subsidiary, entered into a Security Officer Service Agreement (the "Security Agreement") with an operating subsidiary of Allied Security Holdings LLC ("Allied Security"), an affiliate of MacAndrews & Forbes. Pursuant to the Security Agreement, Allied Security provides the Company with security officer services on terms which management believes are competitive with industry rates for similarly situated security firms and as favorable as terms that could have been obtained from an unrelated party in an arms-length transaction. During 2004, amounts paid to Allied Security by the Company pursuant to the Security Agreement were $144,737.

Eric W. Golden Separation Agreement. On January 10, 2005, the Company entered into the Separation Agreement with Eric W. Golden, formerly the Company's Executive Vice President, General Counsel and Secretary. For a description of the Separation Agreement, see "Executive Employment Arrangements" above.

VFG Assets. On April 8, 2005, PX (UK) Limited ("PX UK"), a wholly owned subsidiary of PX Holding, acquired the camera, lighting and grip assets of VFG Hire Limited (the "VFG Assets"), a competitor of the Company in the United Kingdom. Simultaneously, Panavision Europe Limited ("Panavision Europe"), a wholly owned subsidiary of the Company, entered into an operating lease with PX UK for the VFG Assets. Pursuant to the operating lease Panavision Europe will pay rent to PX UK at market rates and on terms at least as favorable to the Company as that which would have been obtainable in arm's length dealings with an unrelated third party.

ADDITIONAL INFORMATION

The Company will make available a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and any Quarterly Reports on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, Panavision Inc., 6219 De Soto Avenue, Woodland Hills, California 91367. Each such request must set forth a good faith representation that, as of the Record Date, March 22, 2005, the person making the request was a beneficial owner of Common Stock entitled to vote. In order to ensure timely delivery of such documents prior to the Annual Meeting, any request should be sent to the Company promptly.

For your convenience, please note that the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available in the Investor Relations section of the Company's website at www.panavision.com, as well as on the SEC's website at www.sec.gov.

STOCKHOLDER PROPOSALS

Under Rule 14a-8 under the Exchange Act as currently in effect, any holder of at least $2,000 in market value of Common Stock who has held such securities for at least one year and who desires to have a proposal presented in the Company's proxy material for use in connection with the Annual Meeting of stockholders to be held in 2006 must transmit that proposal (along with his or her name, address, the number of shares of Common Stock that he or she holds of record or beneficially, the dates upon which the securities were acquired and documentary support for a claim of beneficial ownership and a statement of willingness to hold such Common Stock through the date of the 2005 meeting) in writing as set forth below. Proposals of stockholders intended to be presented at the next Annual Meeting under Rule 14a-8 must be received by the Secretary, Panavision Inc., 6219 De Soto Avenue, Woodland Hills, California 91367, not later than December 28, 2005. In accordance with the Company's By-Laws, assuming the Annual Meeting of stockholders to be held in 2006 is within 30 days before or after the anniversary date of the Annual Meeting, in order for proposals of stockholders made outside of Rule 14a-8 to be considered "timely" within the meaning of rule 14a-4(c) such proposals must be received by the Secretary at the above address by March 20, 2006. The Company's By-Laws require that, assuming the Annual Meeting of stockholders to be held in 2006 is within 30 days before or after the anniversary date of the Annual Meeting, proposals of stockholders made outside of Rule 14a-8 must be submitted not later than March 17, 2006 and not earlier than February 16, 2006.

OTHER BUSINESS

The Company knows of no other matters which may come before the Annual Meeting. However, if any such matters properly come before the meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

April 27, 2005

By Order of the Board of Directors

PANAVISION INC.